EXHIBIT 10.14

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                          PLAN AND AGREEMENT OF MERGER

                                  BY AND AMONG

                            HENLEY HEALTHCARE, INC.,

                            GARVEY ACQUISITION CORP.,

                                 GARVEY COMPANY

                                       AND

                                 CHARLES R. OASE

                              DATED JANUARY 9, 1998

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                                TABLE OF CONTENTS

                                                                                          PAGE

ARTICLE 1
               THE MERGER AND CLOSING........................................................2
               1.1    Certain Definitions....................................................2
               1.2    Effective Date.........................................................2
               1.3    Name and Continued Corporate Existence of the Surviving Corporation....2
               1.4    Governing Law and Articles of Incorporation of the Surviving
                      Corporation ...........................................................2
               1.5    Bylaws of the Surviving Corporation....................................2
               1.6    Directors of the Surviving Corporation.................................2
               1.7    Officers of the Surviving Corporation..................................3
               1.8    Vacancies..............................................................3
               1.9    Capital Stock of the Surviving Corporation.............................3
               1.10   Conversion of Securities Upon Merger...................................3
                             1.10.1 Conversion of Garvey Common Stock........................3
                             1.10.2 Surrender of Garvey Certificates.........................3
                             1.10.3 Conversion of Acquisition Sub Common Stock...............3
               1.11   Acquisition Sub's Transfer Books Closed................................4
               1.12   Assets and Liabilities of Merging Corporations Become Those of the
                      Surviving Corporation..................................................4
               1.13   Conveyances to the Surviving Corporation...............................4
               1.14   Accounting Treatment...................................................4
               1.15   Federal Income Tax Treatment...........................................4
               1.16   Closing................................................................4
               1.17   Closing Deliveries.....................................................5
                             1.17.1 Opinion of Henley's Counsel..............................5
                             1.17.2 Opinion of Shareholder's and Garvey's Counsel............5
               1.18   Employment Agreements..................................................6
               1.19   Lockup Agreement.......................................................6
               1.20   Revolving Promissory Note..............................................6

ARTICLE 2

               REPRESENTATIONS AND WARRANTIES
               OF GARVEY AND THE SHAREHOLDER.................................................6
               2.1    Organization and Standing..............................................6
               2.2    Authority and Consent..................................................6
               2.3    No Violations or Conflicts.............................................7
               2.4    Capitalization.........................................................7
               2.5    Title to Stock.........................................................7
               2.6    Financial Information..................................................8
               2.7    Taxes..................................................................8

                             2.7.1  General..................................................8
                             2.7.2  Subchapter S Matters.....................................9


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               2.8    Liabilities............................................................9
               2.9    Defaults...............................................................9
               2.10   Litigation.............................................................9
               2.11   Additional Garvey Information.........................................10
                             2.11.1 Real Property [Schedule ]...............................10
                             2.11.2 Furniture, Machinery and Equipment [Schedule ]..........10
                             2.11.3 Inventory [Schedule ]...................................10
                             2.11.4 Intellectual Property [Schedule ].......................10
                             2.11.5 Licenses and Permits [Schedule ]........................10
                             2.11.6 Contracts [Schedule ]...................................10
                             2.11.7 Receivables [Schedule ].................................10
                             2.11.8 Payables [Schedule ]....................................11
                             2.11.9 Indebtedness [Schedule ]................................11
                             2.11.10  Insurance [Schedule ].................................11
                             2.11.11  Personnel [Schedule ].................................11
                             2.11.12  Employee Plans [Schedule ]............................11
                             2.11.13  Bank Accounts [Schedule ].............................11
                             2.11.14  Employee Agreements [Schedule ].......................11
                             2.11.15  Guaranties [Schedule ]................................11
                             2.11.16  Reserves and Accruals [Schedule ].....................12
                             2.11.17  Environmental [Schedule ].............................12

               2.12   Absence of Certain Changes and Events [Schedule ].....................12
                             2.12.1 Financial Change........................................12
                             2.12.2 Property Damage.........................................12
                             2.12.3 Capitalization Change...................................12
                             2.12.4 Labor Disputes..........................................12
                             2.12.5 Other Material Changes..................................12
               2.13   Title to and Quiet Possession of Assets...............................12
               2.14   Intellectual Property.................................................12
               2.15   Condition of Assets...................................................13
               2.16   Hazardous Substances..................................................14
               2.17   Operation of Business.................................................14
               2.18   ERISA Plans, Labor Issues and Affiliate Payments......................14
               2.19   Insurance.............................................................15
               2.20   Related-Party Transactions............................................16
               2.21   Investment Representations............................................16
               2.22   Continuity of Interest................................................17
               2.23   Brokers...............................................................17
               2.24   Untrue Statements.....................................................17

ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF

               HENLEY AND ACQUISITION SUB...................................................18
               3.1    Organization and Standing.............................................18
               3.2    Agreement Authorized and its Effect on Other Obligations..............18
               3.3    SEC Documents.........................................................18
               3.4    Financial Information.................................................18
               3.5    Capitalization........................................................19


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               3.6    Brokers...............................................................19
               3.7    Untrue Statements.....................................................19

ARTICLE 4

               INDEMNIFICATION..............................................................19
               4.1    Indemnification by the Shareholder; Release...........................19
               4.2    Indemnification by Henley and Surviving Corporation...................20
               4.3    Indemnification Procedure.............................................20
               4.4    Indemnification Threshold.............................................21
               4.5    Sales Tax Claims......................................................21
               4.6    Survival of Representations and Warranties............................21

ARTICLE 5

               MISCELLANEOUS................................................................21
               5.1    Certain Definitions...................................................21
               5.2    Further Assurances....................................................24
               5.3    Public Announcements..................................................24
               5.4    Expenses..............................................................24
               5.5    Notices and Waivers...................................................24
               5.6    Gender and Certain References.........................................24
               5.7    Successor and Assigns.................................................25
               5.8    Applicable Law........................................................25
               5.9    Dispute Resolution....................................................25
               5.10   Severability; Judicial Modification...................................26
               5.11   Amendment and Entirety................................................27
               5.12   Rights of Parties.....................................................27
               5.13   Time of Essence.......................................................27
               5.14   Counterparts..........................................................27
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                          PLAN AND AGREEMENT OF MERGER

        THIS PLAN AND AGREEMENT OF MERGER (this "Agreement") is entered into on this 9th day of January, 1998 by and among Henley Healthcare, Inc., a Texas corporation ("Henley"), Garvey Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of Henley ("Acquisition Sub"), Garvey Company, a Minnesota corporation ("Garvey"), and Charles R. Oase, the sole shareholder of Garvey (the "Shareholder"). Acquisition Sub and Garvey are sometimes referred to collectively herein as the "Merging Corporations."

                                WITNESSETH                     :

        WHEREAS, Henley is a corporation duly organized and validly existing under the laws of the State of Texas, with its principal executive offices at 120 Industrial Boulevard, Sugar Land, Texas 77478;

        WHEREAS, Acquisition Sub is a corporation duly organized and validly existing under the laws of the State of Minnesota, with its principal executive offices at 120 Industrial Boulevard, Sugar Land, Texas 77478;

        WHEREAS, Henley owns 1,000 shares of the common stock, par value $.01 per share, of Acquisition Sub (the "Acquisition Sub Common Stock"), which constitute all of the issued and outstanding shares of capital stock of Acquisition Sub;

        WHEREAS, Garvey is a corporation duly organized and validly existing under the laws of the State of Minnesota, with its principal executive offices at 816 Transfer Rd., St. Paul, Minnesota 55114-1455;

        WHEREAS, Garvey is principally engaged in the business of distributing health care and rehabilitation equipment to hospitals, private practice clinics, long-term health care facilities and educational facilities in Minnesota and the surrounding states as well as providing technical support on equipment sold (the "Business");

        WHEREAS, the Shareholder owns 10,000 shares of the Class A Common Stock, par value $1.00 per share, of Garvey (the "Garvey Common Stock"), which constitute all of the issued and outstanding shares of capital stock of Garvey; and

        WHEREAS, (i) the Board of Directors of Henley, (ii) Henley (in its capacity as sole shareholder of the Acquisition Sub) and the Board of Directors of Acquisition Sub, and (iii) the Shareholder and the directors of Garvey desire to merge Acquisition Sub with and into Garvey in accordance with the provisions of Section 302A.601, ET SEQ. of the Minnesota Business Corporation Act (the "MBCA") and pursuant to the terms and provisions of this Agreement, and have approved such merger (the "Merger") and the other terms and provisions of this Agreement.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and to prescribe the terms and conditions of the Merger contemplated hereby, the mode of carrying the same into effect, the manner and basis of converting the presently


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outstanding shares of Garvey Common Stock into the right to receive the Merger
Consideration described in Section 1.10.1 hereof, and such other details and provisions as are deemed necessary or proper, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                             THE MERGER AND CLOSING

        1.1 CERTAIN DEFINITIONS. As used in this Agreement, each parenthetically capitalized term in the introduction, recitals and other sections of this Agreement has the meaning so ascribed to it, and other capitalized terms have the meaning given them in Section 5.1.

        1.2 EFFECTIVE DATE. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of Minnesota following its execution in accordance with Section 302A.615 of the MBCA. This filing shall be made concurrently on the date hereof or as soon as practicable thereafter, with the date on which such filing is made being referred to elsewhere herein as the "Effective Date."

        1.3 NAME AND CONTINUED CORPORATE EXISTENCE OF THE SURVIVING CORPORATION. On the Effective Date, the identity, existence, purposes, powers, objects, franchises, rights, and immunities of Garvey, the surviving corporation of the Merger, shall continue unaffected and unimpaired by the Merger, and the corporate identity, existence, purposes, powers, objects, franchises, rights, and immunities of Acquisition Sub shall be wholly merged into Garvey, the surviving corporation, and Garvey shall be fully vested therewith. Accordingly, on the Effective Date, the separate existence of Acquisition Sub, except insofar as continued by statute, shall cease.

        1.4 GOVERNING LAW AND ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The laws of Minnesota shall continue to govern the Surviving Corporation. On the Effective Date, the Articles of Incorporation of Acquisition Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in the manner provided by law.

        1.5 BYLAWS OF THE SURVIVING CORPORATION. On the Effective Date, the Bylaws of Acquisition Sub shall be the Bylaws of the Surviving Corporation until altered, amended, or repealed in accordance with applicable law.

        1.6 DIRECTORS OF THE SURVIVING CORPORATION. On the Effective Date, pursuant to the Articles of Incorporation and Bylaws of the Surviving Corporation, the number of directors constituting the entire Board of Directors shall be fixed at 2. The names of the persons who, on the Effective Date, shall become the members of the Board of Directors of the Surviving Corporation, and shall hold office until the first annual meeting of shareholders of the Surviving Corporation next following the Effective Date, are as follows:

                                      NAME
                               -------------------
                               Michael M. Barbour
                               -------------------
                                 Dan D. Sudduth
                               -------------------

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        1.7 OFFICERS OF THE SURVIVING CORPORATION. The names of the persons who, on the Effective Date, shall constitute the officers of the Surviving Corporation, and who shall hold office, subject to the Bylaws of the Surviving Corporation, until the first meeting of directors following the next annual meeting of shareholders thereof, are as follows:

NAME                            OFFICE
------------------------------  ------------------------------------------------
Michael M. Barbour............  President and Chief Executive Officer

Dan D. Sudduth................  Senior Vice President, Chief Financial Officer
                                and Assistant Secretary

Chike J. Ogboenyiya...........  Vice President-Finance and Secretary

        1.8 VACANCIES. If on or after the Effective Date, a vacancy shall for any reason exist in the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation.

        1.9 CAPITAL STOCK OF THE SURVIVING CORPORATION. The authorized number of shares of capital stock of the Surviving Corporation, and the par value, designations, preferences, rights, and limitations thereof, and the express terms thereof, shall be as set forth in the Articles of Incorporation of the Surviving Corporation.

        1.10   CONVERSION OF SECURITIES UPON MERGER.

               1.10.1 CONVERSION OF GARVEY COMMON STOCK. On the Effective Date, the 10,000 shares of Garvey Common Stock issued and outstanding on the date hereof, all of which are held by the Shareholder (the "Garvey Shares"), without any action on the part of the Shareholder, shall automatically become and be converted into the right to receive as consideration from Henley (collectively, the "Merger Consideration"), 120,308 shares of the common stock, par value $.01 per share, of Henley ("Henley Common Stock") to be issued to the Shareholder on the Effective Date, such number of Henley Shares to be determined by dividing $880,000 by the Market Price (the "Henley Shares").

               1.10.2 SURRENDER OF GARVEY CERTIFICATES. The Shareholder has surrendered (and Henley acknowledges its receipt of) the certificate(s) representing the Garvey Shares (the "Garvey Certificate(s)"). On the Effective Date, Henley will cancel the Garvey Certificate(s), and the Shareholder will become entitled to receive the Merger Consideration.

               1.10.3 CONVERSION OF ACQUISITION SUB COMMON STOCK. On the Effective Date, each share of Acquisition Sub Common Stock then issued and outstanding, without any action on the part of Henley, shall automatically become and be converted into the right to receive one fully paid and nonassessable share of Garvey Common Stock from Garvey upon surrender and cancellation of the certificate theretofore evidencing shares of Acquisition Sub Common Stock.


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        1.11 ACQUISITION SUB'S TRANSFER BOOKS CLOSED. Upon the Effective Date,
the stock transfer books of Acquisition Sub shall be deemed closed, and no transfer of any shares of capital stock of Acquisition Sub shall thereafter be made or consummated.

        1.12 ASSETS AND LIABILITIES OF MERGING CORPORATIONS BECOME THOSE OF THE SURVIVING CORPORATION. On the Effective Date, all rights, privileges, powers, and franchises of each of the Merging Corporations, and all property, real, personal, and mixed, and all debts due on whatever account, as well as stock subscriptions and all other things in action of or belonging to any of the Merging Corporations, shall be taken by and deemed to be transferred to and shall be vested in the Surviving Corporation without further act or deed, and all such rights, privileges, powers, and franchises, property, debts, or choses in action, and all and every other interest of each of the Merging Corporations shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Merging Corporations, and the title to any real property, whether vested by deed or otherwise, in either of the Merging Corporations, shall not revert or be in any way impaired by reason of the Merger; PROVIDED, HOWEVER, that all rights of creditors and all liens upon any properties of each of the Merging Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Merging Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against and by it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. Any action or proceeding pending by or against either of the Merging Corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be substituted in place of either of the Merging Corporations.

        1.13 CONVEYANCES TO THE SURVIVING CORPORATION. The Merging Corporations hereby agree, respectively, that from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, they will execute and deliver or cause to be executed and delivered, all such deeds, conveyances, assignments, and other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns, may deem necessary or desirable to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises, and interests referred to in this Section 1.13 and otherwise carry out the intent and purposes of this Agreement.

        1.14 ACCOUNTING TREATMENT. The assets and liabilities of the Merging Corporations shall be taken up on the books of the Surviving Corporation in accordance with generally accepted accounting principles, and the capital surplus and retained earnings accounts of the Surviving Corporation shall be determined, in accordance with generally accepted accounting principles, by the Board of Directors of the Surviving Corporation. Nothing herein shall prevent the Board of Directors of the Surviving Corporation from making any future changes in its accounts in accordance with law.

        1.15 FEDERAL INCOME TAX TREATMENT. The Merger is intended to qualify as a reverse triangular merger transaction described in ss. 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

        1.16 CLOSING. Consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at Porter & Hedges L.L.P., counsel to Henley ("Porter & Hedges"), at 700 Louisiana, Houston, Texas 77002-2764 at 9:00 a.m. on January 9, 1998 (the "Closing Date"), unless another time, place or date is agreed to by the Shareholder and Henley.


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        1.17 CLOSING DELIVERIES. At the Closing, (a) the Shareholder shall deliver to Henley the duly and validly issued certificate(s) representing all of the Garvey Shares, (b) the Shareholder and Henley shall have delivered to one another all other documents, instruments and agreements as required under this Agreement, (c) Henley shall deliver to the Shareholder the Merger Consideration payable at Closing as provided in Section 1.10.1, and (d) Henley and the Shareholder will deliver to one another the opinions of counsel as described below:

               1.17.1 OPINION OF HENLEY'S COUNSEL. Henley shall deliver a favorable opinion, dated as of the Closing Date, from Porter & Hedges, in form and substance satisfactory to the Shareholder, to the effect that (i) Henley and Acquisition Sub have been duly incorporated and are validly existing as corporations in good standing under the laws of their states of organization, (ii) all corporate proceedings required to be taken by or on the part of Henley and Acquisition Sub to authorize the execution of this Agreement and the implementation of the transactions contemplated hereby have been taken, (iii) when this Agreement has been duly executed and delivered by Henley and Acquisition Sub, it will be the legal, valid and binding obligation of Henley and Acquisition Sub and enforceable against Henley and Acquisition Sub in accordance with its terms, except as enforceability may be limited by
        (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (iv) the Henley Shares issuable in exchange for the Garvey Shares, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable by Henley and will not be subject to any preemptive rights to purchase such shares. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of Henley and Acquisition Sub as to matters of fact and (ii) the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to the Shareholder, as to matters other than federal or Texas law.

               1.17.2 OPINION OF SHAREHOLDER'S AND GARVEY'S COUNSEL. The Shareholder shall deliver a favorable opinion, dated as of the Closing Date, from Moore, Costello & Hart, P.L.L.P., counsel to the Shareholder, in form and substance satisfactory to Henley, to the effect that (i) Garvey has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota,
        (ii) all outstanding shares of the Garvey Common Stock have been validly issued and are fully paid and nonassessable, (iii) all of the Garvey Shares are owned of record by the Shareholder, (iv) when this Agreement has been duly executed and delivered by Garvey and the Shareholder, it will be the legal, valid and binding obligation of Garvey and the Shareholder and enforceable against Garvey and the Shareholder in accordance with its terms, except as the enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally, (v) the execution and delivery of the Agreement will not constitute a default under or violate Garvey's Articles of Incorporation or Bylaws or any provision of Minnesota law applicable to Garvey or Shareholder, and (vi) upon filing of Articles of Merger in Minnesota, the Merger will have been effectuated as of the Effective Date in accordance with the MBCA. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of Garvey or the Shareholder as to matters of fact and (ii) on the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to Henley, as to matters other than federal or Minnesota law.


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        1.18 EMPLOYMENT AGREEMENTS. At the Closing, Henley and the Shareholder
will enter into an employment agreement in substantially the same form and terms as attached hereto as EXHIBIT A, and Henley and Jerry Prettyman shall enter into an agreement in substantially the same form and terms as attached hereto as EXHIBIT B.

        1.19 LOCKUP AGREEMENT. At the Closing, the Shareholder will enter into a lockup agreement in substantially the same form and terms as attached hereto as EXHIBIT C (the "Lockup Agreement").

        1.20 REVOLVING PROMISSORY NOTE. As soon as practicable after the Closing Date, Henley will pay off the outstanding balance of the Revolving Promissory Note with Liberty State Bank, or obtain a release of Shareholder's personal guarantee. Henley further agrees that it will not make any future borrowings under this credit facility, unless and until Henley shall have obtained the release of Shareholder's personal guarantee.

                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                          OF GARVEY AND THE SHAREHOLDER

        As material inducements to the execution, delivery and performance of this Agreement by Henley, each of Garvey and the Shareholder hereby jointly and severally represents and warrants to Henley as follows, except as otherwise described in the Exception Schedule attached hereto. The Exception Schedule shall identify each exception by the section number(s) of this Article 2 to which it relates.

        2.1 ORGANIZATION AND STANDING. Garvey is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota. Garvey has all necessary statutory and corporate power and authority to own, operate, and lease its properties and to carry on its business as now owned or leased and operated by it. To the best knowledge of Garvey and the Shareholder, Garvey is qualified to transact business in every jurisdiction in which the nature of Garvey's contacts requires such qualification. Garvey does not own, directly or indirectly, any interest or investment (whether debt or equity) in any other Person. True, correct and complete copies of Garvey's Articles of Incorporation and Bylaws, as each may have been amended from time to time, are attached to the Exception Schedule.

        2.2 AUTHORITY AND CONSENT. The Shareholder is a resident of Minnesota, above the age of 18 years, and has legal capacity and requisite power and authority to enter into, and perform his obligations under this Agreement. The execution and delivery of this Agreement has been authorized by the directors of Garvey and the Shareholder, the consummation of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of Garvey, and this Agreement is a valid and binding obligation of Garvey and the Shareholder enforceable against Garvey and the Shareholder (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally.


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        2.3 NO VIOLATIONS OR CONFLICTS. Neither the execution and delivery of this Agreement by the Shareholder and Garvey nor the consummation of the Merger and the other transactions contemplated hereby will: (a) violate or conflict with any provision of Garvey's Articles of Incorporation or Bylaws, as amended to date; (b) violate or conflict with any provision of any Laws applicable to Garvey or its Business, the Shareholder, or either of their respective assets;
(c) result in a breach of, or constitute a default (or with notice or lapse of time, or both, result in a breach of, or constitute a default) under or otherwise give any Person the right to terminate or accelerate payment under or performance of any note, bond, loan agreement, contract, lease, license, franchise, permit, trust agreement or declaration of trust, or other agreement or instrument to which Garvey or the Shareholder is a party or to which their respective assets are subject; or (d) result in the creation or imposition of any Encumbrance of any nature upon or with respect to any of the assets of Garvey or the Shareholder.

        2.4 CAPITALIZATION. The authorized capital stock of Garvey consists of 50,000 shares of capital stock which is comprised of (i) 25,000 shares of Class A Voting Stock, par value $1.00 per share, 10,000 of which are issued and outstanding, and (ii) 25,000 shares of Class B Non-Voting Stock, par value $.01 per share, none of which are issued and outstanding ("Garvey Non-Voting Stock"). All issued and outstanding shares of Garvey Common Stock are validly issued, fully paid and non-assessable, and are owned beneficially and of record by the Shareholder. No shares of Garvey Common Stock or Garvey Non-Voting Stock have been issued in violation of Garvey's Articles of Incorporation or Bylaws, the preemptive or other rights of any shareholder or former shareholder of Garvey, or of any other Person, or any Laws. Neither the Shareholder nor Garvey has any liability to any former owner of any of Garvey's securities by reason of any failure by them to comply with any Laws, Garvey's Articles of Incorporation or Bylaws, or any other agreements. There are no outstanding subscriptions, options, rights, warrants, calls, preemptive rights, convertible securities, or other agreements or commitments of any kind obligating Garvey or the Shareholder to sell, convey, issue, transfer from treasury, or otherwise dispose of, any additional shares of its capital stock of any class, or any other equity or debt security. Except for the distribution of a 1994 Cadillac, since October 31, 1997, Garvey has not declared, set aside, paid or made, or agreed, arranged or committed to declare, set aside, pay or make any dividend or other distribution in respect of its capital stock, and has not directly or indirectly redeemed, purchased or otherwise acquired its capital stock.

        2.5 TITLE TO STOCK. All of the issued and outstanding shares of Garvey Common Stock are owned beneficially or of record by the Shareholder. The Shareholder holds good, indefeasible, valid and marketable title to all shares of Garvey Common Stock so owned by him, free and clear of all Encumbrances. The Shareholder possesses full authority and legal right to sell, transfer and assign to Henley the entire legal and beneficial ownership of the Garvey Common Stock owned by the Shareholder, free and clear of all Encumbrances. On the Effective Date, Henley will own the entire legal and beneficial interest in such Garvey Common Stock free and clear of all Encumbrances and subject to no legal, equitable, transfer or other restrictions of any kind, except transfer restrictions imposed by operation of applicable securities Laws, and any Encumbrances imposed or created by Henley. There are no Claims pending or threatened against Garvey or the Shareholder that concern or affect title to any of Garvey's capital stock, or that seek to compel the issuance of capital stock or other securities of Garvey, nor are Garvey or the Shareholder aware of any facts or circumstances which would give rise to such a Claim. The Shareholder acquired his Garvey Common Stock in transactions that fully complied with the provisions of all applicable Laws. None of the outstanding shares of Garvey Common Stock is subject to any voting trust, voting agreement

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or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect thereto.

        2.6 FINANCIAL INFORMATION. Garvey has delivered to Henley Garvey's unaudited financial statements, consisting of a balance sheet (the "Balance Sheet") as of October 31, 1997 (the "Balance Sheet Date"), and an income statement for the twelve months ended October 31, 1997, true and correct copies of which are attached to the Exception Schedule (such financial statements referenced above are herein collectively referred to as the "Financial Information"). Except for customary year-end audit adjustments to unaudited statements, the Financial Information (a) is in accordance with Garvey's books and records, (b) has been prepared in accordance with generally accepted accounting principals consistently applied with prior periods, (c) fairly presents and is a true and complete statement of the financial position and results of operations of Garvey as of and for the periods indicated, and (d) does not include or omit any material asset or liability (whether fixed, accrued, contingent or other) the inclusion or omission of which renders such financial statements misleading or incomplete. Since the Balance Sheet Date, Garvey has not changed any accounting method or practice, or experienced any material adverse change in its financial condition, operations, assets, liabilities (fixed, accrued, contingent, or other), revenues, expenses, or business prospects, or experienced any event or condition that is likely to result in such a material adverse change in its business or assets.

        2.7    TAXES.

               2.7.1 GENERAL. Garvey has timely filed all federal, state, county, local and other excise, franchise, property, severance, payroll, income, capital stock, sales and use, fuel and other tax returns for all fiscal years ended on or before October 31, 1997, and for any periods thereafter for which returns are due, and all such returns are true and correct in all material respects. Garvey has not filed an extension for any tax return otherwise due. Garvey has timely paid all taxes which are shown on such returns to be due or have been assessed against it and all taxes, penalties and interest which any Governmental Authority has proposed or asserted to be owing (except for those being contested in good faith as set forth on the Exception Schedule). Garvey has made all withholding payments of tax required to be made under all tax Laws. Except as set forth on the Exception Schedule, provisions and accruals for income taxes, payroll taxes payable, ad valorem property taxes, sales taxes and all other taxes and governmental charges required to be paid by Garvey as of the Balance Sheet Date have been set forth in the Financial Information and conform in all material respects with federal income tax principles and are adequate to cover Garvey's liability for all periods before the Balance Sheet Date. Except for the audit currently being conducted in South Dakota or as otherwise disclosed on the Exception Schedule, there is no pending audit of Garvey, and Garvey has not received any oral or written notice of any proposed audit, by any Governmental Authority. Garvey has filed sales tax returns in Minnesota, Iowa, Illinois, North Dakota, South Dakota and Wisconsin. All tax liabilities to which the properties of Garvey may have been subjected have been discharged, except for taxes assessed but not yet payable. There are no tax Claims presently being asserted against Garvey, and, to the knowledge of Garvey and the Shareholder, there is no basis for any such Claim. Garvey has not granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted thereby. Neither Garvey nor the Shareholder has received notice or has knowledge of any proposal for increasing the assessed value of any of Garvey's properties for tax purposes, or of any pending proceedings or public improvements which would result in the levy of any special tax or assessment against any of Garvey's properties. Garvey is not, and never has been, a member of a consolidated group subject to Treasury Regulation 1.1502-6 or any similar provision.

               2.7.2 SUBCHAPTER S MATTERS. Garvey (i) made an effective, valid and binding S election pursuant to Section 1362 of the Code effective 1986, (ii) has since maintained its status as an S Corporation pursuant to Section 1361 of the Code without lapse or interruption, and (iii) has made and continuously maintained elections similar to the federal S election in each state or local jurisdiction where Garvey does business or is required to file a tax return to the extent such states or jurisdictions permit such elections. Garvey neither is nor will or can be subject to the built-in gains tax under Section 1374 of the Code or any similar corporate level tax imposed on Garvey by any taxing authority. Garvey (i) has adopted or utilized LIFO as a method of accounting for inventory, and (ii) has no tax item, election, agreement or adjustment which will accelerate or trigger income or deferred deductions of Garvey as a result of termination of Garvey's status as an S Corporation.

        2.8 LIABILITIES. Garvey has no liabilities or obligations, whether absolute, accrued, contingent or otherwise, and neither Garvey nor the Shareholder has any knowledge of any potential liabilities or obligations of Garvey except: (a) as reflected or reserved against in the Balance Sheet; (b) obligations to perform services or deliver merchandise in the Ordinary Course of Business that are not delinquent; (c) obligations for services or goods received by Garvey in the Ordinary Course of Business with respect to which invoices have not been received; and (d) liabilities accrued or to be accrued through the Closing Date and set forth on the Exception Schedule. Without limiting the generality of the foregoing, Garvey has no liability as a guarantor, endorser, co-maker, surety, accommodation maker or in any other capacity for any indebtedness, liability, obligation or commitment of any other Person.

        2.9 DEFAULTS. Garvey is not in default under, or in breach or violation of, and, to the knowledge of Garvey and the Shareholder, no reason exists and no event has occurred which, with notice or lapse of time or action by a third party, will result in a default under, breach or violation of, or conflict with:
(a) Garvey's Articles of Incorporation or Bylaws, as amended to date; (b) any lease, license, permit, Encumbrance, trust agreement or declaration of trust, or other agreement or instrument to which Garvey is a party, or to which any of its assets is subject; or (c) any Laws applicable to Garvey or its business or assets, including, without limitation, Business Laws, Environmental Laws and Laws respecting labor, employment and employment practices, except for any such defaults, breaches, violations or conflicts which individually or in the aggregate would not constitute a material adverse effect. Garvey has all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its business.

        2.10 LITIGATION. There is no lawsuit, action, arbitration, mediation, administrative proceeding, investigation by a Governmental Authority, or other legal proceeding pending or, to the knowledge of Garvey or the Shareholder, threatened against the Shareholder or Garvey or affecting their respective assets or financial condition, and, to the knowledge of Garvey and the Shareholder, no facts are in existence on which an action, lawsuit or other legal or administrative proceeding might be brought. Neither the Shareholder nor Garvey is subject to any court order, writ, injunction, court decree, settlement agreement, or judgment that contain or order any ongoing obligations (whether prohibitory or mandatory in nature) on the part of any of them.

        2.11 ADDITIONAL GARVEY INFORMATION. Attached to the Exception Schedule are true, complete and correct lists and summaries of the following items, including, without limitation, a description of all Encumbrances to which any such item is subject, and Garvey and the Shareholder have delivered to Henley true, complete and correct copies of any documents, instruments or agreements referred to below or in such lists and summaries or underlying any item described therein:

               2.11.1 REAL PROPERTY [SCHEDULE 2.11.1]. A legal description of all real property owned or leased by Garvey or for which it has an option to purchase, which schedule includes, with respect to each property, (i) the use to which such property is put, and (ii) whether such property is owned or leased and, if leased, the name of the lessor and a copy of any agreement pursuant to which the property is leased;

               2.11.2 FURNITURE, MACHINERY AND EQUIPMENT [SCHEDULE 2.11.2]. All machinery, transportation equipment, tools, equipment, furnishings, and fixtures owned, leased or subject to a contract of purchase and sale, or lease commitment, by Garvey with a description of the nature and amount of any Encumbrances thereon;

               2.11.3 INVENTORY [SCHEDULE 2.11.3]. All inventory items or groups of inventory items owned by Garvey, excluding raw materials and work in process, which raw materials and work in process are valued on the Balance Sheet, together with the amount of any Encumbrances thereon; a separate schedule of inventory as of January 9, 1998 will be provided following the Closing;

               2.11.4 INTELLECTUAL PROPERTY [SCHEDULE 2.11.4]. All patents, trademarks, service marks, copyrights and other intellectual property rights, and applications therefor or registrations thereof, wherever issued or pending; all trade names, assumed or fictitious names, logos, labels and other trade rights, whether or not registered, where registered and where used; all inventions, discoveries, improvements, processes, formulae, trade secrets, ideas and other know-how, whether patentable or not; all shop rights; and all other agreements (including agreements with Garvey's employees) relating in whole or in part to any of the foregoing, and with respect to each of the foregoing, whether owned, licensed or used by Garvey;

               2.11.5 LICENSES AND PERMITS [SCHEDULE 2.11.5]. All licenses, permits, franchises, and similar rights relating to Garvey's business;

               2.11.6 CONTRACTS [SCHEDULE 2.11.6]. Each contract, agreement or commitment to which Garvey is a party, by which it is bound or to which it or its properties are subject, which involves at least $10,000 or is not terminable on fewer than 30 days' notice;

               2.11.7 RECEIVABLES [SCHEDULE 2.11.7]. All accounts and notes receivable of Garvey as of December 31, 1997, together with (i) aging schedules by invoice date and due date, (ii) the amounts provided for as an allowance for bad debts, (iii) the identity and location of any asset in which Garvey holds a security interest to secure payment of the underlying indebtedness, and (iv) a description of the nature and amount of any Encumbrances on such accounts and notes receivable;

               2.11.8 PAYABLES [SCHEDULE 2.11.8]. All accounts and notes payable by Garvey as of December 31, 1997, together with an appropriate aging schedule in a 30, 60, 90 and over 90- day aged payables format and separately listing all amounts payable to the Shareholder or any Affiliate of the Shareholder;

               2.11.9 INDEBTEDNESS [SCHEDULE 2.11.9]. All indebtedness owed by Garvey or to which any of its assets are subject, summarizing for each item of indebtedness the material terms thereof and specifying all assets collateralizing such indebtedness;

               2.11.10 INSURANCE [SCHEDULE 2.11.10]. All insurance policies or bonds carried by Garvey for its benefit or for the benefit of its employees, including, without limitation, property, title, casualty, liability, workers compensation and auto policies, as well as a listing of any premiums, audit adjustments or retroactive adjustments due or pending on such policies or any predecessor policies;

               2.11.11 PERSONNEL [SCHEDULE 2.11.11]. The name, current salary or wage rate, last raise date and amount, current bonus arrangements, last bonus date and amount, and any other compensation arrangements (excluding employee insurance and benefit plans described in SCHEDULE 2.11.12) of each director, officer and employee of Garvey, together with a description of any licenses held by such person that are germane to Garvey's business; the name and address of any other Person who is authorized to bind Garvey contractually, including, without limitation, independent drivers or independent contractors, and all written or oral arrangements of Garvey with any employee, agent, consultant or independent contractor, specifically identifying any arrangement which cannot be terminated on notice of 14 or fewer days without liability to Garvey or that entitles the beneficiary thereof to receive any compensation continuation or severance payment or retain any position with Garvey;

               2.11.12 EMPLOYEE PLANS [SCHEDULE 2.11.12]. All bonus, incentive compensation, deferred compensation, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements of Garvey, together with copies of the most recent reports with respect to such plans, arrangements, or trust agreements filed with any Governmental Authority and all Internal Revenue Service determination letters that have been received with respect to such plans (collectively, the "Employee Plans");

               2.11.13 BANK ACCOUNTS [SCHEDULE 2.11.13]. The name, address and contact person of each bank or other financial institution in which Garvey has an account or safe deposit box, the account number, account name and type of account, the names of all persons authorized to draw thereon or have access thereto, and the names of all persons, if any, holding powers of attorney to act for Garvey;

               2.11.14 EMPLOYEE AGREEMENTS [SCHEDULE 2.11.14]. Any collective bargaining agreements of Garvey with any labor union or other representative of employees, including amendments, supplements, and written or oral understandings, and all employment and consulting and severance agreements of Garvey;

               2.11.15 GUARANTIES [SCHEDULE 2.11.15]. All indebtedness, liabilities and commitments of others and as to which Garvey is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor and all letters of credit, whether stand-by or documentary, issued by any third party;

               2.11.16 RESERVES AND ACCRUALS [SCHEDULE 2.11.16]. All accounting reserves and accruals maintained in the Balance Sheet; and

               2.11.17 ENVIRONMENTAL [SCHEDULE 2.11.17] All environmental permits, approvals, certifications, licenses, registrations, orders and decrees applicable to current operations conducted by Garvey and all environmental audits, assessments, investigations and reviews conducted by Garvey within the last five years on any property owned or used by Garvey.

        2.12 ABSENCE OF CERTAIN CHANGES AND EVENTS [SCHEDULE 2.12]. Except as set forth in Schedule 2.12 hereto, other than as a result of the transactions contemplated by this Agreement, since the Balance Sheet Date, there has not been:

               2.12.1 FINANCIAL CHANGE. Any material adverse change in the financial condition, backlog, operations, assets, liabilities or business of Garvey;

               2.12.2 PROPERTY DAMAGE. Any material damage, destruction, or loss to the business or properties of Garvey (whether or not covered by insurance);

               2.12.3 CAPITALIZATION CHANGE. Any change in the capital stock or in the number of shares or classes of Garvey's authorized or outstanding capital stock as described in Section 2.4 hereof;

               2.12.4 LABOR DISPUTES.  Any labor dispute; or

               2.12.5 OTHER MATERIAL CHANGES. Any other event or condition known to the Shareholder particularly pertaining to and adversely affecting the operations, assets or business of Garvey which would constitute a material adverse change.

        2.13 TITLE TO AND QUIET POSSESSION OF ASSETS. Garvey has good, indefeasible and marketable title to all of its respective assets and interests in assets, whether real, personal, mixed, tangible or intangible, that are reflected on the Balance Sheet, or that have been acquired since the Balance Sheet Date, except for inventory items sold or consumed in the Ordinary Course of Business after the Balance Sheet Date. All such assets are free and clear of all Encumbrances except as set forth in the Exception Schedule. At the Closing Date, Garvey will have full, free and exclusive use and quiet enjoyment of its assets, and all rights pertaining thereto except for Encumbrances disclosed in the Exception Schedule. There are no Persons other than Garvey in possession of any portion of the assets owned or leased by Garvey. There are no condemnations or other takings planned or proposed by any Government Authority or private party which will affect the assets owned or used by Garvey. The continued use by Garvey of its assets in the same manner previously used by it will not violate or infringe upon the rights of others.

        2.14 INTELLECTUAL PROPERTY. Garvey owns or possesses licenses to use all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the "Intellectual Property") that are either material to the Business or that are necessary for the rendering of any services rendered by Garvey and the use or sale of any equipment or products used or sold by Garvey, including all such Intellectual Property listed in SCHEDULE 2.11.4 hereto. The Intellectual Property is owned or licensed by Garvey free and clear of any Encumbrance. Garvey has not granted to any other person any license to use any Intellectual Property. Garvey has not received any notice of infringement, misappropriation, or conflict with, the intellectual property rights of others in connection with the use by Garvey of the Intellectual Property or otherwise in connection with Garvey's operation of its business.

        2.15   CONDITION OF ASSETS.

2.15.1 Garvey's premises, office equipment, machinery, vehicles, furnishings and fixtures are in good operating condition and repair consistent with Garvey's normal practices subject only to ordinary wear and tear. There are no outstanding requirements or recommendations by Garvey's insurers requiring or recommending any repairs or work be done with respect to Garvey's assets or properties.

2.15.2 Garvey's accounts receivable are evidenced by valid and enforceable written invoices, contracts or other agreements. All amounts paid or collected under such contracts or agreements which are required by applicable Laws, including Business Laws, to be deposited in trust or deposit accounts have been so deposited on a timely basis in accordance with such Laws. All such trust and deposit accounts have been established, funded and maintained in accordance with all applicable Laws, including Business Laws. Except as set forth in the Exception Schedule, Garvey's accounts receivable are fully collectible without resort to legal proceedings or collection agencies, and are not subject to any refunds or other adjustments, or any defenses, rights of set-off, assignments, Encumbrances, or conditions enforceable by third parties, except to the extent reserved against in the Financial Information.

2.15.3 Garvey's inventories consist of items held for sale of a quality and quantity usable in the Ordinary Course of Business, and the cost of such inventories as of the Closing Date is no less than $200,000 in the aggregate.

2.15.4 All contracts, leases, plans or other arrangements to which Garvey is a party, by which it is bound or to which it or its assets are subject are in good standing, in full force and effect, comply in all material respects with applicable Laws, and constitute valid and binding obligations of the respective parties thereto. To the knowledge of Garvey and the Shareholder, no party (other than Garvey) to any such contract, lease, plan or other arrangement is in default thereunder, and no event has occurred which (with or without notice, lapse of time, or the happening of any other event) would constitute a default thereunder.

2.15.5 All accounting records, tax records, operating and legal records, and all other records pertaining to Garvey and its business, properties and affairs, are located at the business office of Garvey. No such records are stored by or in the possession of the Shareholder or his Affiliates. Garvey's corporate record books (including stock records) are: (i) complete, accurate and up to date with all necessary signatures; (ii) set forth all meetings and actions taken by Garvey's shareholders and directors, and all transactions involving Garvey's capital stock; and (iii) contain all canceled stock certificates.

        2.16 HAZARDOUS SUBSTANCES. During Garvey's ownership, lease or use of property owned, leased or used by it (the "Property"): (a) the Property is not being and has not been used by Garvey for the storage, treatment, generation, transportation, processing, handling, burial or disposal of any Hazardous Substance in material violation of any Environmental Laws; (b) no release of a Hazardous Substance has occurred by Garvey on or about the property in quantities which individually or in the aggregate would require reporting to any Governmental Authority; (c) no underground storage tanks are or have been located on the Property; (d) there are not and have not been any Hazardous Substances resulting from Garvey's ownership, lease or use of the Property in concentrations which exceed amounts permitted by applicable Environmental Laws on the Property; (e) all environmental permits and authorizations necessary to the continued use of the Property by Garvey and the operation of the facilities located thereon by Garvey have been obtained, are being complied with, and all fees and assessments in association therewith have been timely paid; (f) the Property is not being and has not been used by Garvey as a site for burial of sanitary waste or other non-hazardous waste; (g) the off-site transportation, storage, treatment, recycling or disposal of Hazardous Substances and non-hazardous substances existing on, generated or removed from the Property by Garvey have been and are in compliance with applicable Environmental Laws; and
(h) there are no capital improvements requiring any expenditures by Garvey in order to comply with any current or proposed Environmental Laws. To the knowledge of Garvey and the Shareholder, each of (a) through (g) of the immediately preceding sentence is true with respect to the Property prior to its ownership or lease by Garvey, and with respect to properties adjacent to the Property. No notice has been served on Garvey or the Shareholder from any entity, governmental agency or individual regarding any existing, pending or threatened investigation, inquiry, enforcement action or litigation related to alleged violations under any applicable Environmental Laws, or regarding any claims for remedial obligations, response costs or contribution under any applicable Environmental Laws.

        2.17 OPERATION OF BUSINESS. Garvey is in compliance in all material respects with all Business Laws applicable to Garvey or the Business, including the Occupational Safety and Health Act (29 U.S.C. ss.ss. 651, ET SEQ.), as amended.

        2.18   ERISA PLANS, LABOR ISSUES AND AFFILIATE PAYMENTS.

2.18.1 Garvey does not currently sponsor, maintain or contribute to, and has not at any time sponsored, maintained or contributed to any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (ERISA")) in which any of its employees are or were participants (whether or not on an active or frozen basis) other than those identified on SCHEDULE 2.11.12 (the "Employee Plans"). Each of the Employee Plans, if any, can be terminated or amended at will by Garvey. Garvey has no collective bargaining agreements with any labor union or other representative of employees. Garvey has not engaged in any unfair labor practices which could have a material adverse effect. Garvey has no pending or, to the knowledge of Garvey or the Shareholder, threatened, dispute with any of its existing or former employees. Since the Balance Sheet Date, Garvey has not made any payments to any of its Affiliates, and has not granted or agreed to grant any bonus to any current employee, any general increase in the rates of salaries or compensation of its employees or any specific increase to any current employee, except in accordance with regularly scheduled periodic bonuses and increases identified on SCHEDULE 2.11.11, and has not provided for any new pension, retirement or other employee benefits to any of its current employees or any increases in any existing benefits.

2.18.2 Each Employee Plan, if any, has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a material adverse effect.

2.18.3 Garvey has not received any notice that any Employee Plan, if any, is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency.

2.18.4 No pending or, to the knowledge of Garvey or the Shareholder, threatened, claims, suits or other proceedings exist with respect to an Employee Plan, if any, other than normal benefit claims filed by participants or beneficiaries.

2.18.5 Garvey has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired, except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Code and the applicable provisions of ERISA.

2.18.6 Garvey has been and is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, except for any such failures to be in compliance that, individually or in the aggregate, would not result in a material adverse effect, and Garvey is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. Garvey has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age, disability or handicap in its employment conditions or practices, and there are no complaints or racial, color, religious, sex, national origin, age, disability or handicap discrimination charges or complaints pending or, to the knowledge of Garvey or the Shareholder, threatened against Garvey before any federal, state or local court, board, department, commission or agency (nor, to the knowledge of Garvey or the Shareholder, does any valid basis therefor exist).

2.18.7 Garvey has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of Garvey are represented by any union, labor organization or collective bargaining unit. To the knowledge of Garvey or the Shareholder, none of the employees of Garvey has threatened to organize or join in union, labor organization or collective bargaining unit.

2.18.8 All employees of Garvey are citizens of, or are authorized in accordance with federal immigration laws to be employed in, the United States.

        2.19 INSURANCE. Garvey has at all times carried insurance which Garvey and the Shareholder believe to be adequate in character and amount and consistent with good industry practices, with reputable insurers, in respect of its properties, assets and business and has provided all required performance bonds, and has complied with all applicable terms and conditions, including payment of premiums, with respect to such insurance policies and performance bonds. Garvey has received no notification from any insurance carrier denying or disputing any claim made by Garvey, denying or disputing any coverage for any such claim, denying or disputing the amount of any claim, or regarding the possible cancellation of or premium increases with respect to any policies. Garvey has no claim pending or anticipated against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim.

        2.20 RELATED-PARTY TRANSACTIONS. Except as set forth on the Exception Schedule, none of the shareholders, employees, officers, or directors of Garvey or member of their immediate family, is indebted to Garvey, nor is Garvey indebted (or committed to make loans or extend or guarantee credit) to any of them. None of the shareholders, officers or directors of Garvey, or members of their immediate family, have any direct or indirect ownership interest in any firm or corporation with which Garvey is affiliated or with which Garvey has a business relationship, or any firm or corporation that competes with Garvey, except that the Shareholder may own stock in publicly traded companies that may compete with Garvey. No member of the immediate family of any employee, officer or director of Garvey is directly or indirectly interested in any material contract, lease or other agreement of any type (oral or written) with Garvey.

        2.21 INVESTMENT REPRESENTATIONS. The Shareholder acknowledges, represents and agrees that:

2.21.1 The Henley Shares have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, and will be "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act;

2.21.2 The Henley Shares will be issued in reliance upon exemptions from such registration or qualification requirements, and the availability of such exemptions depends in part upon the Shareholder's bona fide investment intent with respect to the Henley Shares;

2.21.3 The Shareholder's acquisition of the Henley Shares will be solely for his own account for investment, and he is not acquiring the Henley Shares for the account of any other person(s) or with a view toward resale, assignment, fractionalization, or distribution thereof;

2.21.4 The Shareholder shall not offer for sale, sell, transfer, pledge, hypothecate or otherwise dispose of any of the Henley Shares except in accordance with the restrictions set forth herein and in the Lockup Agreement and the requirements of Rule 144 promulgated under the Securities Act, or pursuant to a valid registration statement under the Securities Act;

2.21.5 The Shareholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Henley Shares, and to make an informed investment decision;

2.21.6 The Shareholder has received the Disclosure Documents (as defined below), and related materials regarding Henley; he has had the opportunity to ask questions of, and receive answers from Henley's officers and directors concerning the acquisition of the Henley Shares and to obtain such other information concerning Henley and the Henley Shares, to the extent they possessed the same or could acquire it without unreasonable effort or expense, as he deemed necessary in connection with making an informed investment decision;

2.21.7 Since the Henley Shares have not been registered under the Securities Act or applicable state securities laws, and are subject to the Lockup Agreement, the Shareholder must bear the economic risk of holding the Henley Shares for an indefinite period of time, and is capable of bearing such risk; and

2.21.8 Each certificate evidencing the Henley Shares will bear a conspicuous restrictive legend substantially as follows:

               THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND THEY CANNOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH OTHER STATE LAWS OR UPON DELIVERY TO THIS CORPORATION OF AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

               IN ADDITION, THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF A LOCKUP AGREEMENT DATED JANUARY 9, 1998, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.

        2.22 CONTINUITY OF INTEREST. There is no plan or intention on the part of the Shareholder to sell, exchange or otherwise dispose of a number of shares of Henley Common Stock received pursuant to this Agreement that would reduce the Shareholder's ownership of shares of Henley Common Stock received pursuant to this Agreement in exchange for Garvey Stock owned by the Shareholder, to a number of shares having a value, as of the Closing Date, of less than 50% of the value of all shares of Garvey Stock issued and outstanding immediately prior to the Closing Date. For the purposes of this representation, shares of Garvey Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Henley Common Stock will be treated as outstanding Garvey Stock as of the Closing Date. Moreover, shares of Garvey Stock and shares of Henley Common Stock held by the Shareholder and otherwise sold, redeemed or disposed of prior or subsequent to the Closing Date will be considered in making this representation.

        2.23 BROKERS. None of Garvey, the Shareholder, or any of their respective Affiliates, has employed any broker, agent or finder, or incurred any liability for any brokerage fees, agent's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

        2.24 UNTRUE STATEMENTS. This Agreement and all schedules, documents and information furnished by the Shareholder or Garvey or any of their respective representatives to Henley and its representatives pursuant hereto or in connection with the transactions contemplated by this Agreement do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading.

                                    ARTICLE 3
                        REPRESENTATIONS AND WARRANTIES OF
                           HENLEY AND ACQUISITION SUB

        As material inducements for the execution, delivery and performance of this Agreement by the Shareholder and Garvey, Henley and Acquisition Sub hereby jointly and severally represent and warrant to the Shareholder and Garvey as follows, except as otherwise described in the attached Exception Schedule attached hereto. The Exception Schedule shall identify each exception by the section number(s) of this Article 3 to which it relates.

        3.1 ORGANIZATION AND STANDING. Henley and Acquisition Sub are corporations duly organized, validly existing and in good standing under the laws of the States of Texas and Minnesota, respectively, and each has full requisite corporate power and authority to carry on its respective business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary.

        3.2 AGREEMENT AUTHORIZED AND ITS EFFECT ON OTHER OBLIGATIONS. The consummation of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of each of Henley and Acquisition Sub, and this Agreement is a valid and binding obligation of each of Henley and Acquisition Sub enforceable (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement and the consummation of the Merger contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which either Henley and Acquisition Sub, or any of their Subsidiaries is a party.

        3.3 SEC DOCUMENTS. Henley has made all filings with the United States Securities and Exchange Commission (the "SEC") that it has been required to make under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Henley has attached to the Exception Schedule as SCHEDULE
3.3 its Proxy Statement dated May 5, 1997, its Form 10-KSB/A filed for the year ended December 31, 1996, its Form 10-QSB filed for the period ended September 30, 1997, and its Forms 8-K dated October 15, 1997 and October 24, 1997 (collectively, the "Disclosure Documents"). As of their respective filing dates, the Disclosure Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which it was made, not misleading.

        3.4 FINANCIAL INFORMATION. The financial information included in the Disclosure Documents is true and accurate in all material respects and was prepared in all material respects in accordance with generally accepted accounting principles ("GAAP"). Except as disclosed on the Exception Schedule or as otherwise specifically contemplated by the terms and provisions of this Agreement, since September 30, 1997, (i) there has been no material adverse change in the consolidated net worth of Henley, (ii) there has been no physical damage, destruction or loss suffered by Henley that would, after taking into account any insurance recoveries payable in respect thereof, have a material adverse effect on Henley, and (iii) no event has occurred and no condition exists which, individually or in the aggregate, would have a material adverse effect on this Agreement, Henley, or the transactions contemplated by this Agreement.

        3.5 CAPITALIZATION. The authorized capital stock of Henley consists of 20,000,000 shares of Henley Common Stock, of which 3,133,556 were issued and outstanding as of November 12, 1997, and 2,500,000 shares of preferred stock, par value $.10 per share, none of which are issued and outstanding. The authorized capital stock of Acquisition Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are issued and outstanding and held of record by Henley. Except as disclosed in the Disclosure Documents or the Exception Schedule attached hereto, there are no outstanding subscriptions, options, rights, warrants, calls, preemptive rights, convertible securities, or other agreements or commitments of any kind obligating Henley or Acquisition Sub to sell, convey, issue, transfer from treasury, or otherwise dispose of, any additional shares of its capital stock of any class, or any other equity or debt security. Since September 30, 1997, neither Henley nor Acquisition Sub has declared, set aside, paid or made, or agreed, arranged or committed to declare, set aside, pay or make any dividend or other distribution in respect of its capital stock, and or directly or indirectly redeemed, purchased or otherwise acquired its capital stock.

        3.6 BROKERS. Neither Henley, Acquisition Sub nor any of their respective Affiliates have employed any broker, agent, or finder, or incurred any liability for any brokerage fees, agent's fees, commissions or finder's fees in connection with the transactions contemplated herein.

        3.7 UNTRUE STATEMENTS. This Agreement and all schedules, documents and information furnished by Henley, Acquisition Sub or their respective representatives to the Shareholder and Garvey and any of their respective representatives pursuant hereto or in connection with the transactions contemplated by this Agreement do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading.

                                    ARTICLE 4

                                 INDEMNIFICATION

        4.1 INDEMNIFICATION BY THE SHAREHOLDER; RELEASE. In addition to any other remedies available to Henley under this Agreement, or at law or in equity, the Shareholder shall indemnify, defend and hold harmless Henley and the Surviving Corporation, and their respective officers, directors, employees, agents and stockholders, against and with respect to any and all Claims that such indemnitees shall incur or suffer, which arise, result from or relate to any breach of, or failure by the Shareholder or Garvey to perform, their respective representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or delivered to Henley or Acquisition Sub by Garvey or the Shareholder under this Agreement. Shareholder hereby releases in full all Claims he may have against Garvey as of the date of this Agreement.

        4.2 INDEMNIFICATION BY HENLEY AND SURVIVING CORPORATION. In addition to any other remedies available to the Shareholder under this Agreement, or at law or in equity, Henley and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless the Shareholder and his employees and agents against and with respect to any and all Damages that such indemnitees shall incur or suffer, which arise, result from or relate to any breach of, or failure by Acquisition Sub or Henley to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or delivered to Garvey or the Shareholder by or on behalf of Henley or Acquisition Sub under this Agreement.

        4.3 INDEMNIFICATION PROCEDURE. (a) Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding by a third party (i.e., one who is not a party to this Agreement) with respect to which a Claim for indemnification may be made pursuant to this
Article 4, such indemnified party shall, if a Claim in respect thereof is to be made against any indemnifying party, give written notice to the latter of the commencement of such third party action; PROVIDED, HOWEVER, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby. In case any such third party action is brought against an indemnified party and indemnification is sought under this
Article 4, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after such notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying party has failed to assume the defense of such Claim and to employ counsel reasonably satisfactory to such indemnified person. An indemnifying party who elects not to assume the defense of a Claim shall not be liable for the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such Claim or with respect to claims separate but similar or related in the same jurisdiction arising out of the same general allegations. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel reasonably satisfactory to the indemnified party, the expenses of such defense to be paid by the indemnifying party. No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a third party Claim without the consent of the indemnified party, which consent shall not be unreasonably withheld, or unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such third party Claim. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such third party action, the defense of which has been assumed by an indemnifying party, without the consent of such indemnifying party, which consent shall not be unreasonably withheld.

        (b) If any party becomes aware of a fact, circumstance, claim, situation, demand or other matter (other than a third-party Claim) for which it or any other indemnified party has been indemnified under this Article 4 and which has resulted or could result in a Claim being owed to the indemnified party by the indemnifying party, the indemnified party shall give prompt written notice of the Claim to the indemnifying party, stating the nature and basis of the Claim and the amount claimed thereunder, together with supporting information to the Claim, if any. If the indemnifying party does not notify the indemnified party within 30 days from the date such Claim notice is given that it disputes the Claim, the amount of the Claim shall conclusively be deemed to be a liability of the indemnifying party hereunder.

        (c) If an indemnified party and an indemnifying party cannot reach agreement with respect to the validity and amount of any Claim within 30 days after notice thereof is first given, the validity and amount thereof, as the case may be, shall be finally settled pursuant to the dispute resolution procedure set forth in Section 5.9 below.

        (d) Payments of all amounts owing hereunder with respect to any Claim shall be made immediately after (i) the settlement between the parties of the third party Claim, or (ii) the final resolution of the dispute pursuant to
Section 5.9 below.

        4.4 INDEMNIFICATION THRESHOLD. Notwithstanding any provision to the contrary contained in this Agreement, none of Henley, Acquisition Sub or the Shareholder shall make any Claim against the other party for any breach of representation, warranty, covenant or agreement under this Agreement until the dollar amount of all loss to such party for such breaches suffered after the Closing, shall exceed in the aggregate the amount of $5,000, and, to the extent such amount is exceeded, Henley, Acquisition Sub or the Shareholder, as the case may be, shall be required to pay the amount of such excess loss to the other party for all such breaches; provided, however, that the indemnification threshold for any Sales Tax Claims (as defined below) will be $20,000 irrespective of any other Claims.

        4.5 SALES TAX CLAIMS. For purposes of this Article 4, the term "Sales Tax Claims" shall mean any Claims from states other than the Sales Tax States which relate to Garvey's sales activities on or before the Closing Date. The Shareholder will have the right to contest (or join Garvey in contesting) any Sales Tax Claims for which he could become liable. In the event of any such contest, the Shareholder will be given access to Garvey's customer files. To the extent the Shareholder is ultimately liable and pays any such taxes, the Shareholder shall become subrogated to any rights Garvey may have to recover those assessed sales taxes from the original purchasers.

        4.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement with regard to taxes shall survive the Closing for as long as the applicable statute of limitations with regard to any such Claims shall run. All other representations and warranties contained in this Agreement shall survive for a period of three years. An indemnifying party shall have no liability under this Article 4 unless notice of a Claim for indemnity shall be given by the indemnified party prior to the expiration of these survival periods.

                                    ARTICLE 5

                                  MISCELLANEOUS

        5.1 CERTAIN DEFINITIONS. As used in this Agreement, each of the following terms has the meaning ascribed to it in this Section 5.1:

5.1.1 "ACQUISITION SUB COMMON STOCK" means the common stock, par value $.01 per share of Acquisition Sub.

5.1.2   "AFFILIATE" when used to indicate a relationship with any Person, means:
        (i) any corporation or organization of which such Person is an officer, director or partner or is directly or indirectly the beneficial owner of at least 10% of the outstanding shares of any class of equity securities or financial interest therein; (ii) any trust or other estate in which such Person has a beneficial interest or as to which such Person serves as trustee or in any similar fiduciary capacity; or (iii) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is acting as agent on behalf of, or as an officer or director of, such Person. As used in the definition of Affiliate, the term "control" (including the terms "controlling," "controlled by" or "under common control with") means the possession, direct or indirect, of the power to direct, cause the direction of or influence the management and policies of a Person, whether through the ownership of voting securities, by contract, through the holding of a position as a director or officer of such Person, or otherwise.

5.1.3 "AGREEMENT" means and includes this Agreement and the schedules and exhibits hereto.

5.1.4 "BUSINESS LAWS" means all Laws relating to establishing, owning, operating, managing, maintaining, improving or conducting the Business.

5.1.5 "CLAIMS" mean any claims, demands, actions, costs, damages, losses, expenses, obligations, liabilities, recoveries, judgments, settlements, suits, proceedings, or causes of action, including interest, penalties (including civil and criminal penalties) and attorneys' fees.

5.1.6 "ENCUMBRANCE" means and includes (i) any security interest, mortgage, deed of trust, pledge, lien (including unpaid debts for which a lien arising under Laws may be asserted if such debts remain unpaid), encumbrance, charge, defect, option, right of first refusal, preferential purchase right, proxy or voting trust or agreement, preemptive right, adverse Claim, equity, power of attorney, equitable interest or servitude, other right or interest of any other Person, or restriction of any kind, including but not limited to, any restriction or servitude on the use, transfer, receipt of income, or other exercise of any attributes of ownership, and (ii) any Uniform Commercial Code financing statement or other public filing, notice, or record that by its terms purports to evidence or notify interested parties of any of the matters referred to in clause (i) that has not been terminated or released by another proper public filing, notice, or record.

5.1.7 "ENVIRONMENTAL LAWS" mean all Laws relating to protection of the environment, including, without limitation, land use, zoning, health, chemical use, safety and sanitation Laws, and Laws governing the on or off-site use, storage, treatment, recycling, generation, transportation, processing, handling, production or disposal of Hazardous Substances or sanitary (non-hazardous) substances or waste, including, without limitation, garbage, refuse or other similar substances.

5.1.8 "GARVEY COMMON STOCK" means the Class A Voting Stock, par value $1.00 per share, which together with the Garvey Non-Voting Stock, none of which is outstanding, constitute all of the capital stock of Garvey authorized by its Articles of Incorporation, as amended.

5.1.9 "GOVERNMENTAL AUTHORITY" means any federal, state, county, municipal, or other local governmental body, legislature, agency, commission, board, department, court or other authority, or any subdivision thereof, or private body exercising any regulatory, judicial or taxing authority, and includes, without limitation, the Federal Trade Commission, the Food and Drug Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration, and the Internal Revenue Service.

5.1.10 "HAZARDOUS SUBSTANCE" means, without limitation, (i) any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulations, polychlorinated biphenyls, benzene, petroleum and petroleum products, methane, or (ii) hazardous materials, hazardous wastes, biomedical wastes, hazardous or toxic substances or related materials defined as such in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 ET SEQ.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 ET SEQ.), or any other Environmental Laws.

5.1.11 "HENLEY COMMON STOCK" means Henley's common stock, par value $.01 per share.

5.1.12 "LAWS" mean any statute, law, code, ordinance, rule, regulation, policy, guideline interpretation, order, permit, license, certificate, writ, judgment, injunction, decree, determination, award or other decision or directive of, or promulgated, issued or declared by any Governmental Authority.

5.1.13 "MARKET PRICE" means the average of the closing bid and asked prices of the Henley Common Stock on The Nasdaq SmallCap Market for the thirty consecutive trading days ending on the third day prior to the Closing Date, as furnished by any NASD member firm selected from time to time by the Company for such purpose; PROVIDED, HOWEVER, that if such average is lower than $7.00, the Market Price shall be $7.00, and if such average is higher than $9.00, the Market Price shall be $9.00.

5.1.14 "ORDINARY COURSE OF BUSINESS" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:
        (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (iii) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

5.1.15 "PERSON" means an individual, corporation, limited liability company, partnership, limited partnership, joint venture, joint stock company, firm, company, syndicate, trust, estate, association, Governmental Authority, business, organization or any other incorporated or unincorporated entity.

5.1.16 "SUBSIDIARY," with respect to any Person, shall mean any corporation of which more than fifty percent of the outstanding voting securities shall, as of any applicable date of determination, be owned directly, or indirectly through one or more intermediaries, by that Person.

        5.2 FURTHER ASSURANCES. From time to time, as and when requested by any party hereto, any other party hereto shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to effectuate the transactions contemplated hereby.

        5.3 PUBLIC ANNOUNCEMENTS. Except as mutually agreed, neither Henley, the Shareholder nor any of their respective Affiliates or agents shall issue any press release or public announcement regarding the execution of this Agreement or the transactions contemplated thereby.

        5.4 EXPENSES. Henley and Acquisition Sub will pay all of its own costs and expenses, including legal and accounting expenses, incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby. Shareholder, out of personal funds and not funds of Garvey, shall pay all of the costs and expenses, including legal and accounting expenses, incurred by Shareholder and Garvey in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby; provided, that up to $5,000 of such legal and accounting expenses and up to $1,500 for preparation of tax returns for the stub period beginning November 1, 1997 and ending on the Closing Date may be paid out of funds of Garvey.

        5.5 NOTICES AND WAIVERS. Any notice, instruction, authorization, request, demand or waiver hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at their respective addresses indicated on Schedule 5.5 attached hereto, or at such other address and number as a party shall have previously designated by written notice given to the other parties in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

        5.6 GENDER AND CERTAIN REFERENCES. Unless otherwise specified, all references herein to days, weeks, months or years shall be to calendar days, weeks, months or years. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter. References to Articles or Sections shall be to Articles or Sections of this Agreement unless otherwise specified. The headings and captions used in this Agreement are solely for convenient reference and shall not affect the meaning or interpretation of any article, section or paragraph herein, or this Agreement. The terms "hereof," "herein" or "hereunder" shall refer to this Agreement as a whole and not to any particular article, section or paragraph. The terms "including" or "include" are used herein in an illustrative sense and not to limit a more general statement. When computing time periods described by a number of days before or after a stated date or event, the stated date or date on which the specified event occurs shall not be counted and the last day of the period shall be counted.

        5.7 SUCCESSOR AND ASSIGNS. This Agreement shall bind, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and if an individual, by his executors, administrators, and beneficiaries of his estate by will or the laws of descent and distribution. This Agreement and the rights and obligations hereunder shall not be assignable or delegable by any party; provided, however, that Henley shall be entitled to assign its rights and delegate its duties hereunder to any Subsidiary.

        5.8 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and of the United States applicable in Texas, excluding, however, (i) any provision of such laws that would render invalid any provision of this Agreement, and (ii) any rule of conflict-of-laws that would direct or refer the resolution of any issue to the laws of any other jurisdiction. Each party hereto hereby acknowledges and agrees that it has consulted legal counsel in connection with the negotiation of this Agreement and that it has bargaining power equal to that of the other parties hereto in connection with the negotiation and execution of this Agreement. Accordingly, the parties hereto agree that the rule that an agreement shall be construed against the draftsman shall have no application in the construction or interpretation of this Agreement.

        5.9 DISPUTE RESOLUTION. Any dispute or controversy between the parties hereto arising from or relating to this Agreement or the construction, validity, interpretation, meaning, enforcement, performance, non-performance, operation or breach of this Agreement shall be submitted to mediation, and if such mediation is unsuccessful then to mandatory, final and binding arbitration. Any mediation or arbitration under this Agreement shall take place pursuant to the following procedures:

5.9.1 If a dispute or controversy arises either party will request that Judicial Arbitration and Mediation Service ("JAMS") (or similar mediation service of a similar national scope if JAMS no longer then exists) appoint an independent mediator, who shall serve as mediator for all purposes hereof. Henley and the Shareholder shall each pay an equal proportion of the cost of the mediator's services, in advance upon request by the mediator or any party.

5.9.2 Within 10 days after appointment of the mediator, the mediator shall schedule a meeting among the parties and the mediator for the purpose of mediating the dispute. If the parties do not resolve the dispute within 30 days after appointment of the mediator, the dispute shall be resolved in arbitration.

5.9.3 Within 15 days after the mediation, the parties shall each name and appoint their own arbitrator. If either party fails to name and appoint an arbitrator timely, then an arbitrator shall be appointed for that party by the Senior United States District Judge for the United States District Court in Houston, Texas. The two arbitrators so appointed shall appoint a third arbitrator within 15 days, and if they cannot agree, the appointment of the third arbitrator will he made by the Senior United States District Judge for the United States District Court in Houston, Texas.

5.9.4 Each party shall bear its own arbitration fees, costs and expenses. The arbitration hearing shall be held in Houston, Texas within 15 days of the appointment of the third arbitrator at a location designated by a majority of the arbitrators within 10 days of the appointment of the third arbitrator. The Commercial Arbitration Rules of the American Arbitration Association, as supplemented hereby, shall apply to the arbitration. The substantive laws of the State of Texas (excluding conflict of laws provisions) shall also apply to the arbitration.

5.9.5 The arbitration hearing shall be concluded within 10 days unless otherwise ordered by a majority of the arbitrators, and the award thereon shall be made within 15 days after the closing of submission of evidence. An award rendered by a majority of the arbitrators shall be final and binding on all parties to the proceeding and non-appealable, and judgment on the award may be entered by any court of competent jurisdiction.

5.9.6 The parties stipulate that the provisions of this Section 5.9 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement between the parties, and the parties waive any right to have the award of the arbitrators appealed. The arbitration provisions of this Agreement shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement. Should any party institute judicial proceedings seeking to avoid the mediation or arbitration provisions of this Agreement, or should any party in judicial proceedings successfully contest an arbitration award rendered under this Section 5.9, the other parties shall be entitled to recover reasonable attorney's fees, costs and expenses associated with the judicial proceedings, with the amount of attorney's fees, costs and expenses to be determined by the court. If a party fails to comply with the terms of an arbitration award made under this Agreement, the other parties shall be entitled to recover reasonable attorney's fees, costs and expenses incurred in seeking judicial confirmation of the award, with the amount of attorney's fees, costs and expenses to be determined by the court. Failure to comply with the terms of an arbitration award shall include without limitation the failure to pay the full amount due under an arbitration award within the time specified in the arbitration award.

5.9.7 In determining any award under this Section 5.9, the arbitrators may award amounts for special damages, consequential damages, incidental damages, lost profits, damages for lost business opportunity, punitive damages or exemplary damages.

5.9.8 Neither any party hereto nor the arbitrators may disclose the existence or results of any arbitration hereunder without the prior written consent of the other parties; nor may any party hereto disclose to any party any confidential information disclosed by any other party hereto in the course of an arbitration hereunder without the prior written consent of such other party.

        5.10 SEVERABILITY; JUDICIAL MODIFICATION. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed this Agreement had the terms, provisions, covenants and restrictions which may be hereafter declared invalid, void, or unenforceable not initially been included herein.


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
        5.11 AMENDMENT AND ENTIRETY. This Agreement and any exhibits hereto or thereto, may be amended, modified, or superseded only by written instrument executed by all parties hereto. This Agreement sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof.

        5.12 RIGHTS OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and assigns, nor shall any provision give any third Persons any right of subrogation or action over against any party to this Agreement. Without limiting the generality of the foregoing, it is expressly understood that this Agreement does not create any third party beneficiary rights.

        5.13 TIME OF ESSENCE. Time is of the essence in the performance of this Agreement.

        5.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by facsimile signature, each of which shall be deemed an original and all which together shall constitute one and the same instrument.

                                   [SIGNATURE PAGE FOLLOWS]


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
       IN WITNESS WHEREOF, this Plan and Agreement of Merger is executed and delivered by the parties on and as of the day first above written.

                                                   HENLEY HEALTHCARE, INC.

                                                      /s/ MICHAEL M. BARBOUR
                                                   -----------------------------
                                                          Michael M. Barbour,
                                                             PRESIDENT AND
                                                         CHIEF EXECUTIVE OFFICER

                                                   GARVEY ACQUISITION CORP.

                                                      /s/ MICHAEL M. BARBOUR
                                                   -----------------------------
                                                          Michael M. Barbour,
                                                             PRESIDENT AND
                                                         CHIEF EXECUTIVE OFFICER

                                                   GARVEY COMPANY

                                                       /s/ CHARLES R. OASE
                                                   -----------------------------
                                                            Charles R. Oase,
                                                                    PRESIDENT

                                                   SHAREHOLDER:

                                                       /s/ CHARLES R. OASE
                                                   -----------------------------
                                                           Charles R. Oase


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